Exhibit 99.1

Angeion Corporation
350 Oak Grove Parkway
St. Paul, MN 55127 USA
Telephone:	(651) 484-4874
Facsimile:	(651) 484-4826

FOR IMMEDIATE RELEASE
Contact:	Richard Jahnke, President & CEO,
(651) 484-4874
Bill Bartkowski, Bluefire Partners,
(612) 344-1012

ANGEION NOTEHOLDERS TO CONVERT $20.2 MILLION IN NOTES TO EQUITY;

TRANSACTION STRUCTURED AS A JOINTLY-FILED CHAPTER 11 BANKRUPTCY AT

PARENT COMPANY LEVEL TO PRESERVE NOL’S

Noteholders to Receive 95% of Equity; Medical Graphics Business Not Expected to Be Affected

SAINT PAUL, MINN. (June 17, 2002) — Angeion Corporation (Nasdaq: ANGN) reported today that the Company and the holders of the Company’s 7 ½% Senior Convertible Notes, due April 2003, have reached an agreement under which the $20,198,000 in outstanding notes, plus accrued interest of approximately $1.0 million, will be converted into common stock of the Company.  Immediately after the conversion, the noteholders as a group will own 95% of the Company’s outstanding stock and current shareholders of the Company will own 5% of the Company’s outstanding stock.  Current shareholders will also be issued five-year warrants to purchase one additional share for each share that they are issued in the conversion.

                The Company reported that the transaction is being implemented as a Chapter 11 Bankruptcy filing for the purpose of enabling the Company and the noteholders to accomplish the restructuring in a controlled manner and to enable the Company to retain unimpaired utilization of a net operating loss carryforward of over $125 million.  The filing was done jointly with the noteholders and includes a jointly submitted Plan of Reorganization accomplishing the restructuring plan.  The filing is designed to restructure the bond debt in a manner that affects only Angeion Corporation, but not its Medical Graphics subsidiary.  Angeion expects no impact on its day-to-day operations, or the trade creditors, customers or employees of its Medical Graphics subsidiary and its New Leaf health and fitness products business.

                Richard Jahnke, Angeion’s president and chief executive officer, stated, “This restructuring is expected to leave the Company with a solid balance sheet with no debt.  It will remove any uncertainty with respect to how the notes will be repaid and what impact that might have had on our operating businesses.  The combination of eliminating the interest payments together with the improved operating results and positive cash flow at the core Medical Graphics business, puts us in the position of being able to focus on growing for the future.”  Mr. Jahnke noted that the Plan will be subject to final Bankruptcy Court approval and that the percentage allocated to the noteholders and shareholders could be subject to adjustment for any other liabilities that may be determined in the Bankruptcy.

Jahnke also noted that the agreement represents a strong vote of confidence by the noteholders in the New Leaf health and fitness products business.   “We have made significant progress in the launch phase of our New Leaf Personal Exercise System for the cardiac rehabilitation, disease prevention, fitness club and weight loss markets.  We are delighted that the noteholders are excited about the potential of this new product and we look forward to reporting our roll out progress going forward,” Jahnke concluded.

Founded in 1986, Angeion Corporation acquired Medical Graphics (www.medgraphics.com) in December 1999.  Medical Graphics develops, manufactures and markets non-invasive cardio-respiratory diagnostic systems and related software for the management and improvement of cardio-respiratory health.  The Company has also introduced a line of health and fitness products, many of which are derived from Medical Graphics’ core technologies.  These products, marketed under the New Leaf Health and Fitness Brand (www.newleaf-online.com), help consumers effectively manage their weight and improve their fitness.  They are marketed to the consumer primarily through health and fitness clubs and cardiac rehabilitation centers.

# # #

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements by their nature involve substantial risks and uncertainties.  Actual results may differ materially depending on a variety of factors, including the Company’s ability to successfully complete the Chapter 11 filing and obtain confirmation of the Plan of Reorganization by the Bankruptcy Court, the Company’s ability to continue to operate its Medical Graphics business in a positive cash flow manner during the Bankruptcy and afterwards, the Company’s ability to successfully introduce its New Leaf business, the Company’s ability to successfully defend itself from product liability claims related to its Medical Graphics or New Leaf products or claims associated with its prior cardiac stimulation products. Additional information with respect to the risks and uncertainties faced by the Company may be found in, and the prior discussion is qualified in its entirety by, the other risk factors that are described from time to time in Angeion’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-KSB for the year ended December 31, 2001, and subsequently filed reports.